Exhibit 99.42

To

Mr. John Cecil

President & CEO

Kallo Inc ..

255, Duncan Mill Road, Suite 504,

North York, Ontario, MeB3H9,

CANADA

Dear Sir,

RE: OEM Letter to Supply COVID-19 lgM/lgG and COVID-19 Antigen Rapid Test Kits under "KALLO BRAND" for Kallo's Global customers.

We Accobiotech, confirm our discussions regarding the OEM Manufacturing and Supply of COVID19 lgM/lgG and COVID-19 Antigen Rapid Test Kits under "KALLO BRAND" for Kallo's Global customers and reassure you that we have the capacity to manufacture and supply COVID19 lgM/lgG and COVID-19 Antigen Rapid Test Kits under "KALLO BRAND".

To initiate the process of this collaboration for addressing the needs for Kalio's g1obal customers. Furthermore, we have created all product packing and inserts under Kallo brand name collaborating with you and have despatched the Test Kits under Kallo brand name to several of your customers in Africa and other countries with cover letters from Kallo Inc.

Furthermore, we would like to confirm that we will be entering into a definitive manufacturing and supply contract for COVID19 lgM/lgG and COVID-19 Antigen Rapid Test Kits under "KALLO BRAND" for Kallo's Global customers. We would also extend our offer for all of our product range to be included in this agreement for your "National healthcare Infrastructure Projects" across the globe as phase 2 of our collaboration immediately after Kallo Inc. obtains the approval from the relevant authorities and placing the first purchase order for supply of COVID19 lgM/lgG and COVID-19 Antigen Rapid Test Kits under “KALLO BRAND".

Accobiotech, will assist and provide ait technical documentation to Kallo Inc., for all Regulatory and Ministry of Health approvals for COVID19 lgM/lgG and Antigen Rapid Test Kits under "KALLO BRAND".

Please sign below your acceptance of this agreement.

Thanking you and Look forward to our business under the KALLO Brand.

Sincerely,	Accepted and Agreed

For Accobiotech Sdn. Bhd.,	For Kallo Inc.,

R. Sivalingam	John Cecil
Chief Executive Officer	President and CEO